Exhibit 10.4

[DCT Industrial Trust Inc. Letterhead]

May 9, 2011

John G. Spiegleman

Dear Mr. Spiegleman:

This letter agreement (this “Agreement”) is intended to confirm and clarify our mutual understanding of certain terms in connection with your employment with DCT Industrial Trust Inc. (the “Company”) as Executive Vice President, General Counsel and Secretary. Accordingly, both you and the Company agree as follows:

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For the calendar year 2011, you will be guaranteed a bonus payment of $150,000 and this payment will not be pro rated for your partial year of employment; provided that you remain employed by the Company through December 31, 2011.

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For calendar year 2011, you will be guaranteed an equity grant with a value of $225,000 and such award will not be pro-rated for your partial year of employment; provided that you remain employed by the Company through December 31, 2011. The grant may be any combination of restricted stock, options, or otherwise as determined by the Company’s compensation committee of the board of directors, will be based upon the valuation methodology used by the Company for such awards, and will be granted on the date on which equity awards for 2011 are granted to the Company’s other senior executives. The grant will also be subject to the terms and conditions outlined in the applicable equity award agreements, including vesting requirements consistent with those established for the equity awards granted to the Company’s other senior executives for 2011.

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For the first two years of your employment and provided that you provide a general release in a form reasonably acceptable to the Company, you will be entitled to receive a payment equal to 12 months of salary at your then current rate plus 100% of your annual target cash bonus (which amount will be $150,000 until a target cash bonus is established for 2012) in the event that your employment is terminated by the Company without “Cause.” For purposes of this Agreement, Cause is defined as: (i) your conviction of a felony, a crime of moral turpitude, or any financial crime involving the Company; (ii) your engagement in a willful act of dishonesty, breach of trust or unethical business conduct in connection with the business of the Company that has a material detrimental impact on the Company; (iii) your commission of fraud, misappropriation or embezzlement against the Company; (iv) your repeated failure to use reasonable efforts in all material respects to adhere to the directions of the Company’s board of directors or the officers of the Company to whom you report or the Company’s policies and practices; or (v) your failure to competently perform your duties (other than any such failure resulting from your disability).

John G. Spiegleman

May 9, 2011

Neither the Company nor any of its subsidiaries or affiliates is obligated by or as a result of this Agreement to continue to have you provide services to it or to continue you in employment and this Agreement shall not interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate its service relationship with you or the employment of you at any time.

You acknowledge and agree that you have had an opportunity to seek advice of counsel in connection with this Agreement. If it is determined that any of the provisions of this Agreement are invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by you and the Company shall be submitted to arbitration in Denver, Colorado in accordance with Colorado law and the procedures of the American Arbitration Association before a single arbitrator. The determination of the arbitrator shall be conclusive and binding on you and the Company and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear one-half of the costs of any arbitration and you, as the other party to the arbitration, shall bear the other half; each party will bear its own attorney’s fees and costs.

This Agreement, together with that certain Change in Control Agreement between you and the Company, dated May 9, 2011, contain the entire agreement of the parties regarding the subject matter hereof and supersede all prior agreements, understandings and negotiations regarding the same, including, but not limited to, that certain offer letter, dated as of March 25, 2011, entered into by and between you and the Company.

The terms of this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

This agreement shall be governed by and construed in accordance with the laws of the state of Colorado without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the state of Colorado.

John G. Spiegleman

May 9, 2011

This Agreement, and your rights and obligations hereunder, may not be assigned by you; any purported assignment by you in violation hereof shall be null and void.

The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

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John G. Spiegleman

May 9, 2011

Sincerely,

DCT Industrial Trust Inc.

By:	/s/ Philip L. Hawkins
Name: Philip L. Hawkins
Title: President and Chief Executive Officer

Acknowledged and Agreed:

/s/ John G. Spiegleman
John G. Spiegleman

Date: May 9, 2011